EXHIBIT 10.105

Securities Pool Contract

Borrower:	Southwall Europe GmbH
01897 Großröhrsdorf

- hereinafter called the “firm”-

Party providing security:	1. Southwall Europe GmbH
01897 Großröhrsdorf

2. Southwall Technologies Inc., Palo Alto, USA

- hereinafter altogether called “the third parties providing security” and each of them called “one third party providing security”

Credit institute:	1. Deutsche Bank AG
Filiale Dresden

- hereinafter also called “pool leader”

2. IKB Deutsche Industriebank AG

- hereinafter altogether called the “banks”, each of them called the “bank” as a partnership under the Civil Code

Between the firm, the third party providing security and the banks the following shall be agreed:

§ 1

Credits

(1)                        The banks have business connections with the firm and when this contract was concluded, they granted it the following credit lines:

Deutsche Bank AG
long-term loan	DM 6,000,000.00

IKB Deutsche Industriebank AG
long-term loan	DM 7,500,000.00

(2)        As far as stipulated by the credit agreement, the cash credits may also be made use of as a guaranty, discount, acceptance and Eurocredit.  It is also possible to make use of the cash line by Eurocredits in this way from the foreign banking subsidiaries.  The agreements made between the banks concerning the pool securities shall also apply to the borrowing from foreign banking subsidiaries provided that their rights and duties will be protected by the respective bank on a trust basis.

(3)        The firm shall be entitled to make use of its credit line and credits independently.  Each bank shall be entitled to its claims based on the credits promised by it, alone and directly.

§ 2

Securities

(1)                        The firm provided the following securities to the pool leader or will provide the mentioned securities immediately:

1.                             first land charge amounting to DM 7,470,000.00 including an annual interest rate of 15% and a non-recurrent collateral performance of 5% on the company premises in Großröhrsdorf (Sachsen)

registered in the land register of Amtsgericht (Local Court) of Kamenz for Großröhrsdorf, sheet no. 2015 and 1758

2.                             secondary land charge amounting to DM 6,030,000.00 including an annual interest rate of 15% and non-recurrent collateral performance of 5% on the company premises in Großröhrsdorf (Sachsen)

registered in the land register of Amtsgericht (Local Court) of Kamenz for Großröhrsdorf, sheet no. 2015 and 1758

3.                             transfer by way of security of the machinery and plants purchased by von Ardenne Anlagentechnik GmbH pursuant to the security agreement dated

(2)                        The third party/ies providing security provided the following securities to the banks or will provide the mentioned securities immediately:

Guaranty amounting to DM 3,000,000.00 of Southwall Technologies Inc., Palo Alto, USA, dated

(3)                        In favor of the pool leader and each individual bank the third party providing security will provide the following accessory securities on the basis of equal priority and at the same time:

not applicable

(4)                        In case one bank will obtain further securities from the firm for one of the credits or credit lines set forth in § 1 (1), they are included in the pool contract.

(5)                        In case one bank grants additional credits to the firm and obtains additional securities from it for them, they are included in the pool contract when they are given.  The realization proceeds shall be used, as a matter of priority, for the repayment of these additional credits.

(6)                        The firm shall undertake to provide securities to any third parties only after it has notified the banks of this.  This does not apply to extended customary title retentions of suppliers and the mortgage and security provided on the basis of the General Bank Conditions of the credit institutes.

§ 3

Purpose of security

(1)                        The securities included in this pool contract shall serve as collateral of all existing, future and contingent claims which the banks, including all their domestic and foreign branch offices, on the basis of the respective bank business relations as well as the foreign banking subsidiaries on the basis of the granting of credits pursuant to § 1 (1, 2), are entitled to claim from the firm.

(2)                        In case the borrower assumed the liability for the liabilities of another customer of the respective bank (for instance as a guarantor), the respective security will only secure the debt resulting from the assumption of the liability from its due date on and only if the firm is also the party providing security at the same time.

§ 4

Reassignment/release of securities

(1)                        After all claims secured pursuant to § 3 were satisfied, the banks must reassign the securities included in this pool contract to the firm or the respective third party providing security in case they did not make use of them.  This does not apply if the banks are obligated to assign the securities or any possible surplus proceeds to a third party (such as a guarantor who has satisfied one or several banks).

(2)                        When requested the banks shall be obligated already before to release pool securities at their option fully or partially if and in so far as the realizable value of the pool securities does not only exceed temporarily

110%

of the claims pursuant to § 3.  The realizable value of the securities shall be determined according to the regulations of the individual security agreements or, if no express agreement on this was made, it results from the type of the respective security.

(3)                        The stipulations included in the various security agreements concerning the limits for cover and release obligations shall be modified and amended by the aforementioned regulations for the period of this pool contract.

§ 5

Trust relation/securities administration

(1)                        The pool leader shall hold the securities included in this contract in trust for the other banks on the basis of equal priority.  The accessory rights (mortgages, guaranties) set forth in § 2 (1) sentence 1 and § 2 (3) as pool securities shall be administrated and realized by the pool leader also on behalf of the other banks.

(2)                        The pool leader shall send to the other banks, on request, copies of the contracts of the securities held by it to enable them to check them on their own responsibility.  Any objections shall be raised by the other banks immediately against the pool leader in order to make it possible that a regulation by common consent amongst the banks will be reached.

(3)                        The banks shall authorize the pool leader to make and receive any statements required for the provision, administration and realization of the securities also on their behalf as well as to take all required and useful actions.  The pool leader shall be exempted from the limitations of § 181 Civil Code for all measures taken by it on the basis of this contract.

(4)                        The full or partial release of securities shall be subject to the consent of all banks.  Within the framework of a release obligation pursuant to § 4 (2) this consent shall only be required for the selection of the securities to be released.

(5)                        The pool leader will transfer the securities administration to another trustee only with the consent of the other banks.  The respective trustee shall be exempted from the limitations of § 181 Civil Code.

(6)                        In case any securities are held by a bank other than the pool leader, the aforementioned regulations shall apply analogously.  In addition, the pool leader shall be entitled, however not obligated to, to exercise all control and administration rights ensuing from the security contracts.

§ 6

Realization

(1)                        The pool leader shall realize the securities specified in § 2 on its own behalf, however, for the account of the banks.  Unless securities are held by the pool leader, these securities shall be realized, in consultation with the pool leader, by the respective holding bank for the account of the banks.

(2)                        Concerning the issue as to whether or when the securities shall be realized, the banks shall decide amongst themselves and by common consent.  In urgent cases the pool leader shall decide on it alone, freely after a due assessment of the circumstances; in this case the pool leader shall immediately inform the other banks on the measures taken.

(3)                        The pool leader and the banks shall consider the realization conditions included in the various security contracts.

§ 7

Payment of the balance

(1)                        The firm shall make use of the banks equally, if possible, at the ratio of the credit lines set forth in § 1 (1).

(2)                        As regards the case of the realization pursuant to § 6, the banks shall undertake, as a binding order of the firm and also among themselves, to update their credit claims not exceeding the cash credit lines pursuant to § 1 (1) by the respective balances such that for all banks a credit use will develop according to the proportion of the mentioned cash credit lines.  The various banks must set off their potential credit balance on non-earmarked accounts against their credit claims ranging between the cash credit lines specified in § 1 (1).  Charges based on debit and cheque returns to be included shall be allocated to the claims that are eligible to be taken into account within the framework of the payment of the balance.  This does not apply if and in so far as the cash credit line set forth in § 1 (1) will be exceeded by this.

(3)                        In case a mixed cash line was granted, any bill discounts charged on it will only be taken into account for the payment of the balance if a deficiency was proven; letters of credit and sureties as far as payments were made amongst them.

(4)                        The valuation date for the payment of the balance shall be the achievement of a resolution on the taking of realization measures pursuant to § 6 (2) sentence 1 or, in urgent cases, the earliest receipt of the notification of the pool leader of the taking of realization measures at one of the other banks pursuant to § 6 (2) sentence 2.

(5)                        In case the basis of calculation changes after the payment of the balance was made (such as the clearing of the credit balance or payments from sureties), the balances shall be balanced again.

(6)                        In case the payment of the balance cannot be made with effect towards the firm or any third party for legal grounds, the banks shall be obligated to bring about a respective result internally.

§ 8

Distribution of proceeds

(1)                      The proceeds from the realization of securities shall be distributed according to the following rank order:

(a)                        to pay the costs, eventual taxes and other expenses accruing from the administration and realization of the securities as well as the payment of the pool leader (§ 9);

(b)                       to redeem the claims of the bank based on their granting of the credit pursuant to § 1 (1), on the basis of equal priority in proportion to the borrowing after the payment of the balance pursuant to § 7, where only those claims of the calculation of the distribution key shall be used as a basis which do not exceed the credit lines set forth in § 1 (1);

(c)                        to redeem the claims of the banks the credit line of which was exceeded pursuant to § 1 (1), on the basis of equal priority in proportion to the exceeding;

(d)                     to redeem the claims of the banks arising from additional credits, on the basis of equal priority in proportion to the additional borrowing as far as they were not returned from the realization proceeds of the securities provided for them separately (§ 2 (5) );

(e)                      to meet the other claims of the banks based on the business bank relations, on the basis of equal priority in proportion to the other claims.

(2)                      Discount credits shall only be regarded as being made use of if a deficiency was proven; sureties, acceptance credits and letters of credit if the payment was made amongst them.

(3)                      In case the amount of the claims to be taken into account was not yet fixed at the moment when the proceeds will be distributed, they will not be considered for the moment when the share relations in the realization proceeds will be determined. Only when these amounts will be finally fixed, will the share relation be finally calculated.  Any eventual changes of the proceeds allocated to the various parties to the contract resulting from this or from additional payments of the balance made pursuant to § 7 (5), must be balanced amongst themselves — even if payments were already made.

(4)                        The banks shall be entitled amongst themselves to change the distribution key at any time.

(5)                        Any potential proceeds not needed any more shall be paid to the firm or the respective third party providing security, unless the banks are obligated to transfer these proceeds to a third party that has satisfied one or several banks (such as a guarantor).

§ 9

Costs, taxes, remuneration

(1)                        All costs and taxes accruing to the pool leader or each bank holding a security, from this securities pool contract, in particular in connection with the administration and eventual realization of the securities, shall be chargeable to the firm.  In addition, the pool leader shall be entitled to receive a payment from the firm for its performance of the functions based on this contract

amounting to                     0.2 % of the year end of the valuing credits of the previous year pursuant to § 1 (1) of this contract

This remuneration            shall be paid in advance until 15.01. of the respective year, at the latest.

(2)                        If the costs and taxes will not be paid by the firm, they will be borne by the banks in proportion to the credit lines set forth in § 1 (1).

§ 10

Notification

(1)                        The pool leader shall notify the other banks, justly and conveniently, of the state of the handling.  The banks shall provide to it any information required for this.

(2)                        The banks shall inform each other if any facts will become known that could strongly endanger the return of the credits specified in § 1.

(3)                        Each bank shall be obligated, when requested by the other banks, to give information to the other banks on its claims against the firm and the securities as far as it concerns this contract and its handling.

(4)                        The firm and the third parties providing security shall in so far exempt the banks from the bank secrecy.

§ 11

Deferment and termination

(1)                        This pool contract shall be concluded for an indefinite period.

(2)                        Each bank shall be entitled to terminate the contract by the end of a calendar year by observing three months‘ notice where for the observance of the period the receipt of the notice of termination by the pool leader shall be decisive.  If the pool leader terminates, the receipt of the notice of termination by one of the other banks shall be decisive for the observance of the period. When the termination takes effect, the respective bank will leave this pool contract.  It will be continued among the other banks.

(3)                        In case of a termination according to par.2 the distribution of the securities shall be reserved to special agreements among the banks.  The firm and each third party providing security shall be obligated to contribute to a transfer of securities as far as this is required by law.  When requested by just one of the banks, a payment of the balance must be made when the terminating bank will leave, where the terminating bank itself must be involved, pursuant to the regulation set forth in § 7.

(4)                        The firm and the third party providing security may only terminate this contract if all obligations based on the credits specified in § 1 were met.

§ 12

Place of performance, jurisdiction and applicable law

(1)                        It shall be agreed that Dresden will be the place of performance and jurisdiction for all obligations arising from this contract.

(2)                        This contract shall be governed by the law of the Federal Republic of Germany.

§ 13

Modifications and amendments to this contract

Any modifications and amendments to this contract shall be in writing to come into effect.  The same shall apply to the waiver of this formal requirement.  Any collateral agreements were not concluded.

§ 14

Severability

If one or several of the provisions of this contract will prove to be invalid or unfeasible, the validity of the other provisions will not be affected by this.  The parties to the contract will replace any invalid or unfeasible provisions by a regulation that meets the economically desired effect and comes as close as possible to the content of the provision to be replaced.  This shall apply analogously if any gaps requiring an amendment will appear.

Dresden, 08.18.1999	Signature.

Place, date	(Deutsche Bank AG Filiale Dresden)

Berlin, 8.9.99	Signature

Place, date	(IKB Deutsche Industriebank AG)

Dresden, August 4, 1999	Signature

Place, date	(Southwall Europe GmbH)
Managing director

Dresden, August 4, 1999	Signature

Place, date	(Southwall Technologies Inc., Palo Alto, USA)
Vice President and CFO